MIATA METALS CORP.

(the "Company")

MANAGEMENT DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED

MARCH 31, 2023

The following Management's Discussion and Analysis, prepared as of June 30, 2023, should be read together with the financial statements for the year ended March 31, 2023, and the related notes attached thereto. Accordingly, the financial statements and MD&A include the results of operations and cash flows for the year ended March 31, 2023, and the reader must be aware that historical results are not necessarily indicative of future performance. All amounts are reported in Canadian dollars.

Unless otherwise stated, financial results are being reported in accordance with International Financial Reporting Standards ("IFRS").

Management's Discussion and Analysis contains the term cash flow from operations, which should not be considered an alternative to, or more meaningful than, cash flows from operating activities as determined in accordance with IFRS as an indicator of the Company's performance. The Company's determination of cash flow from operations may not be comparable to that reported by other companies. The reconciliation between profit or loss and cash flows from operating activities can be found in the statement of cash flows.

Certain statements contained in this management discussion and analysis may contain words such as "could", "should", "expect", "believe", "will" and similar expressions and statements relating to matters that are not historical facts but are forward-looking statements. Such forward-looking statements are subject to both known and unknown risks and uncertainties which may cause the actual results, performances or achievements of the Company to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the receipt of required regulatory approvals, the availability of sufficient capital, the estimated cost and availability of funding for the continued exploration and development of the Company's prospects, political and economic conditions, commodity prices and other factors.

Description of Business

Miata Metals Corp. (the "Company") was incorporated on July 12, 2021, under the laws of the Province of British Columbia, Canada, and its principal activity is the identification, evaluation, acquisition and exploration of mineral properties in Canada. The corporate head office and principal address of the Company is located at 2133-1177 West Hastings Street, Vancouver, BC, V6E 3T4, Canada. The registered and records office of the Company is located at suite 1200 - 750 West Pender Street, Vancouver, BC, V6C 2T8, Canada.

The business of mining and exploration involves a high degree of risk and there can be no assurance that current exploration programs will result in profitable mining operations. The Company has no source of revenue and has cash requirements to meet its administrative overhead and maintain its exploration and evaluation interests. The viability of the Company's exploration and evaluation operations is dependent on the discovery of economically recoverable reserves, the ability of the Company to obtain the necessary financing to complete the development of its property, and future profitable production. While the Company has been successful in the past with its financing efforts, there can be no assurance that it will be able to do so in the future.

Exploration and Evaluation Expenditures

A continuity of the Company's exploration and evaluation expenditures is as follows:

Cabin Lake
$
Balance, July 12, 2021, and March 31, 2022	-
Consulting and professional fees	47,603
Surveying	28,350

Balance, March 31, 2023	75,953

Cabin Lake, British Columbia

The Company entered into an option agreement dated August 25, 2022 (the "Option Agreement"), with Petram Exploration Ltd. ("Petram") pursuant to which the Company was granted an option to purchase 100% title to the six mineral claims comprising the Cabin Lake mineral property located in British Columbia in consideration of:

1. the payment of $35,000 as follows:

- $5,000 on the date of listing on a Canadian stock exchange (the "listing date");

- $10,000 on the one-year anniversary of the listing date;

- $10,000 on the two-year anniversary of the listing date; and

- $10,000 on the three-year anniversary of the listing date.

2. incurring aggregate exploration expenditures of not less than $455,000 as follows:

- $55,000 on or December 31, 2022; (incurred);

- $150,000 on the two-year anniversary of the listing date; and

- $250,000 on the three-year anniversary of the listing date.

3. issuing cash value in common shares of the Company as follows:

- $5,000 four months after the listing date;

- $10,000 on the one-year anniversary of the listing date;

- $20,000 on the two-year anniversary of the listing date; and

- $25,000 on the three-year anniversary of the listing date.

Pursuant to the Option Agreement, Petram will retain a 2% net smelter return royalty.

Going Concern

These financial statements are presented on a going concern basis, which assumes the Company will continue to realize its assets and discharge its liabilities in the normal course of operations. There are conditions and events that cast significant doubt on the validity of this assumption. The Company has working capital at March 31, 2023 of $602,613 (March 31, 2022 - $1) and an accumulated deficit of

$108,552 (March 31, 2022 - $Nil). The Company has no source of revenue and does not have sufficient cash resources to meet its administrative overhead. The Company does not generate cash flows from operations and has therefore relied principally on the issuance of equity securities to finance its operation activities to the extent that such instruments are issuable under terms acceptable to the Company. If future financing is unavailable, the Company may not be able to meet its ongoing obligations, in which case the realizable values of its assets may decline materially from current estimates. These material uncertainties may cast significant doubt as to the ability of the Company to continue as a going concern. The financial statements do not include any adjustments to the amounts and classification of assets and liabilities that might be necessary should the Company be unable to continue operations.

Although the Company has been successful in the past in obtaining financing, there can be no assurances that the Company will continue to obtain the additional financial resources necessary and/or achieve profitability or positive cash flows from its future operations. If the Company is unable to obtain adequate additional financing, the Company would be required to curtail its planned operations, and exploration and development activities.

Selected Annual Information

The following table provides a summary of the Company's financial operations for the three most recently completed financial years:

	2023	2022
	$	$
Net loss for the year	(108,552)	-
Basic and diluted loss per share	(0.06)	-
Total assets	643,605	1
Total long-term liabilities	-	-

The Company commenced formal operations in 2023. 2022 was the year of incorporation thus there was no activity. The Company's net loss for the year ended March 31, 2023 consisted of exploration and evaluation expenditures of $75,953 (2022 - $Nil) on it's Cabin Lake property, and professional fees of

$24,454 (2022 - $Nil) incurred in conjunction with private placements. The Company's assets increased with the closing of three private placements during the year ended March 31, 2023.

This information has been prepared in accordance with IFRS and is presented in Canadian dollars, which is the functional currency of the Company. For more detailed information please refer to the Company's financial statements.

Summary of Quarterly Results

The following is a summary of the Company's financial results for the eight most recently completed quarters:

		March 31,		December 31,		September 30,	June 30,
		2023		2022		2022	2022
For the three months ended:		$		$		$	$
Total assets:		643,605		47,629		842	1
Working capital (deficiency)		602,613		(324)		(2,108)	-
Loss for the period		(41,062)		(45,082)		(22,408)	-
Loss per share		$(0.06)		$(0.05)		$(224.08)	$(0.00)

		March 31,		December 31,		September 30,
		2022		2021		2021
For the three months ended:	$		$		$
Total assets:		1		1		1
Working capital deficiency		-		-		-
Loss for the period		-		-		-
Loss per share		$(0.00)		$(0.00)		$(0.00)

The quarterly trend in total assets and working capital is primarily driven by movements in cash balance related to the Company's financing activities and spending on corporate costs and exploration programs. The Company closed its largest financing to date during the three months ended March 31, 2023 for gross proceeds of $619,225, The quarterly trend in loss for the period and loss per share is primarily driven by the Company's corporate costs and exploration and evaluation expenditures. The Company's net loss increased during the three months ended September 30, 2022 due to commencement of formal operations as the Company readies itself for its initial public offering ("IPO").

Fourth Quarter Information

Loss in the fourth quarter ended March 31, 2023, was within expectations. The Company saw its assets increase significantly from prior quarters dur to the closing of a private placement. The Company's working capital increased as a result of financings closed during the period.

Liquidity, Capital Resources and Going Concern

The Company does not generate sufficient cash from operations. The Company finances its activities by raising equity capital from private placements. The Company may encounter difficulty sourcing future financing.

The Company had cash of $479,380 at March 31, 2023 (2022 - $1) and the Company had working capital of $602,613 at March 31, 2023 (2022 - $1).

The Company has no commitments for capital expenditures other than those already disclosed under

"Exploration and Evaluation Expenditures".

The Company defines the capital that it manages as its shareholders' equity.

The Company's objective when managing capital is to maintain corporate and administrative functions necessary to support the Company's operations and corporate functions; and to seek out and acquire new projects of merit.

The Company manages its capital structure in a manner that provides sufficient funding for operational and capital expenditure activities. Funds are secured, when necessary, through debt funding or equity capital raised by means of private placements. There can be no assurances that the Company will be able to obtain debt or equity capital in the case of working capital deficits.

The Company does not pay dividends and has no long-term debt or bank credit facility. The Company is not subject to any externally imposed capital requirements.

If additional funds are required, the Company plans to raise additional capital primarily through the private placement of its equity securities. Under such circumstances, there is no assurance that the Company will be able to obtain further funds required for the Company's continued working capital requirements. Please also refer to "Going Concern" for further discussion on the availability of capital resources.

Results of Operations

Net Loss

Year ended March 31, 2023

For the year ended March 31, 2023, the Company incurred a loss of $108,552 compared to a loss of $Nil for the comparative year. The primary reason for the increase is due to exploration and evaluation expenditures of $75,953 (2022 - $Nil), professional fees of $24,454 (2022 - $Nil), and a general increase in activity as the Company commenced formal business operations.

Exploration and Evaluation Expenditures

The Company's primary area of focus is its Cabin Lake project in British Columbia. During the year ended March 31, 2023, the Company incurred $75,953 (2022 - $Nil) on Cabin Lake. Notable items included in amounts spent during the year include the following:

  Consulting and professional fees of $37,630 (2022 - $Nil);
  Surveying of $28,350 (2022 - $Nil).

Please refer to the table in "Exploration and Evaluation Expenditures" for further information on amounts spent and project status on the Company's mineral property interests.

Cash Flows

As at March 31, 2023, the Company had cash outflows of $231,785 from operating activities compared to

$Nil as at March 31, 2022.

In addition to the Company's accumulated deficit and working capital position, the Company has not generated revenues and does not anticipate generating revenues in the near future to meet its operating and administrative expenses. These circumstances may cast significant doubt on the validity of the going concern assumption.

In order to continue as a going concern and to meet its corporate objectives, which primarily consist of investigating new potential properties and exploration work on those potential properties, the Company will require additional financing through debt or equity issuances or other available means.

Although the Company has previously been successful in obtaining financing, there is no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms advantageous to the Company. Factors that could affect the availability of financing include the progress and exploration results of the mineral properties, the state of international debt, equity and metals markets, and investor perceptions and expectations.

The Company's financial statements do not include adjustments that would be necessary should the Company be unable to continue as a going concern. These adjustments could be material.

Cash used in operating activities is primarily driven by exploration and evaluation expenditures, and professional fees, which have increased over the prior year periods.

Cash from financing activities has been generated via issuances of common shares.

Off Balance Sheet Arrangements

The Company has no off-balance sheet arrangements as at the date of this MD&A.

Proposed Transactions

There are no proposed transactions.

Related Party Transactions

Key management personnel include the members of the Board of Directors and officers of the Company who have the authority and responsibility for planning, directing and controlling the activities of the Company. Amount paid and accrued to directors, former directors and officers are as follows:

	Year ended March 31, 2023	Initial 262-day period ended March 31, 2022
Management and director compensation:
Management fees
Jacob Verbaas	$3,818	$-
Mathew Lee	5,193	-
Total related party compensation	$9,011	$-

Included in accounts payable and accrued liabilities is $6,773 (2022 - $Nil) owed to the directors and officers of the Company. These amounts are non-interest bearing with no specific terms of repayment.

Share Capital Highlights

The authorized share capital of the Company consists of an unlimited number of common shares without par value.

Since incorporation, the Company's capital resources have been limited. The Company has had to rely upon the sale of equity securities for the cash required for exploration and evaluation expenditures, office and miscellaneous expenses and accounting, audit and legal fees, among other expenses.

During the year ended March 31, 2023, the Company issued a total of 7,065,100 common shares as follows:

  In November 2022, the Company closed a private placement through the issuance of 3,000,000 units at $0.005 per unit for gross proceeds of $15,000. Each unit consists of one common share and one-half of one common share purchase warrant. Each whole warrant is exercisable into one common share at a price of $0.20 per common share for a period of five years. The Company utilizes the residual value method for valuing warrants. No value was attributed to the warrants.
  In January 2023, the Company closed a private placement through the issuance of 4,065,000 common shares at $0.02 per common share for gross proceeds of $81,300. Of the total proceeds, $500 is recorded as subscriptions receivable.
  In March 2023, the Company closed a private placement through the issuance of 6,192,250 special warrant shares at $0.10 per common share for gross proceeds of $619,225. Of the total proceeds, $163,725 is recorded as subscriptions receivable as the funds from the private placement were received subsequent to year end. The Company paid share issuance costs of

$4,361 in connection with the financing.

During the initial period ended March 31, 2022, the Company issued a total of 100 incorporator's shares for a nominal value.

Subsequent Events

There were no subsequent events.

Outstanding Share Information

As of the date of this MD&A, the Company had 7,065,100 common shares, and 7,692,250 warrants outstanding.

Changes in Accounting Policies and Initial Adoption

The Company did not adopt any new accounting polices during the period.

Critical Accounting Estimates

The critical accounting estimates used by the Company are described in the financial statements for the year ended March 31, 2023.

Financial Instruments and Risks

The Company is exposed in varying degrees to a variety of financial instrument related risks.

Credit Risk

Credit risk is the risk that one party to a financial instrument will fail to discharge an obligation and cause the other party to incur a financial loss. The Company's primary exposure to credit risk is on its cash held in bank accounts. As most of the Company's cash is held by one bank there is a concentration of credit risk. This risk is managed by using a major bank that is high credit quality financial institutions as determined by rating agencies. Receivables are due from a government agency.

Foreign Exchange Risk

Foreign currency risk is the risk that the fair values of future cash flows of a financial instrument will fluctuate because they are denominated in currencies that differ from the respective functional currency. The Company is not exposed to exchange risk as its mineral property interests are located in Canada and transactions are conducted in the Canadian dollar.

Interest Rate Risk

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company is not exposed to interest rate risk.

Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company manages this risk by careful management of its working capital. Historically, the Company's sole source of funding has been the issuance of equity securities for cash, primarily through private placements. The Company's access to financing is always uncertain. There is no assurance of continued access to significant equity funding. The Company requires additional funding to continue with its ongoing operations and exploration commitments and accordingly is exposed to liquidity risks.

Fair value measurement

Financial instruments measured at fair value are classified into one of three levels in the fair value hierarchy according to the relative reliability of the inputs used to estimate the fair values. The three levels of the fair value hierarchy are:

   Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;
   Level 2 - Quoted prices in markets that are not active, or inputs that are not observable, either directly or indirectly, for substantially the full term of the asset or liability; and
   Level 3 - Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

The carrying values of cash and accounts payable and accrued liabilities approximate their fair values due to their short-term to maturity. The Company records its cash at FVTPL and its accounts payable and accrued liabilities at amortized cost. Cash is measured using level 1 inputs.

Capital Management

The Company defines the capital that it manages as its cash and share capital.

The Company's objective when managing capital is to maintain corporate and administrative functions necessary to support the Company's operations and corporate functions; and to seek out and acquire new projects of merit.

The Company manages its capital structure in a manner that provides sufficient funding for operational and capital expenditure activities. Funds are secured, when necessary, through debt funding or equity capital raised by means of private placements. There can be no assurances that the Company will be able to obtain debt or equity capital in the case of working capital deficits.

The Company does not pay dividends and has no long-term debt or bank credit facility. The Company is not subject to any externally imposed capital requirements.

Risk Factors

The common shares should be considered highly speculative due to the nature of the Company's business and the present stage of its development. In evaluating the Company and its business, investors should carefully consider, in addition to the other information contained in the Company's Prospectus, the following risk factors. These risk factors are not a definitive list of all risk factors associated with an investment in the Company or in connection with the Company's operations. There may be other risks and uncertainties that are not known to the Company or that the Company currently believes are not material, but which also may have a material adverse effect on its business, financial condition, operating results or prospects. In that case, the trading price of the Company's common shares could decline substantially, and investors may lose all or part of the value of the common shares held by them.

An investment in securities of the Company should only be made by persons who can afford a significant or total loss of their investment.

The possible sale of common shares released from escrow on each release date could negatively affect the market price of the Company's common shares and also result in an excess of sellers of common shares to buyers of common shares and seriously affect the liquidity of the common shares.

No Ongoing Operations and No Production History

The Company is a mineral exploration company and has no operations or revenue.

Limited Operating History

The Company has no history of earnings. There are no known commercial quantities of mineral reserves on the Company's properties. There is no assurance that the Company will ever discover any economic quantities of mineral reserves.

Negative Operating Cash Flow

Since inception, the Company has had negative operating cash flow. The Company has incurred losses since its founding. The losses and negative operating cash flow are expected to continue for the foreseeable future as funds are expended on the exploration programs on the properties and administrative costs. The Company cannot predict when it will reach positive operating cash flow.

Requirement for Further Financing

The Company has limited financial resources and may need to raise additional funds to carry out exploration of its properties. There is no assurance the Company will be able to raise additional funds or will be able to raise additional funds on terms acceptable to the Company. If the Company's exploration programs are successful and favourable exploration results are obtained, the properties may be developed into commercial production. The Company may require additional funds to place the properties into production. The only sources of future funds presently available to the Company are the sale of equity capital, debt, or offering of interests in its properties to be earned by another party or parties by carrying out development work. There is no assurance that any such funds will be available to the Company or be available on terms acceptable to the Company. If funds are available, there is no assurance that such funds will be sufficient to bring the Company's properties to commercial production. Failure to obtain additional financing on a timely basis could have a material adverse effect on the Company and could cause the Company to forfeit its interest in its properties and reduce or terminate its operations. The proceeds from the IPO will be used to carry out the exploration programs recommended by the 43-101 Technical Report. Additional funds will be required should the Company decide to carry out additional work programs. There is no assurance the Company will be able to raise additional funds.

Exploration

At present, there are no bodies of ore, known or inferred, on the properties and there are no known bodies of commercially recoverable ore on the properties. There is no assurance that the Company's mineral exploration activities will result in any discoveries of commercial bodies of ore on the properties.

Development

The business of exploration for precious metals involves a high degree of risk. Few exploration properties are ultimately developed into producing properties. The Company's properties are at the early exploration stage.

Title to Properties

The Company does not own the mineral rights pertaining to all of its properties, rather it holds an option to acquire the mineral rights and title to such properties. There is no guarantee the Company will be able to raise sufficient funding in the future to explore and develop its properties so as to maintain its interests therein. If the Company loses or abandons its interest in the properties, there is no assurance that it will be able to acquire another mineral property of merit or that such an acquisition would be approved by the Exchange.

Acquisition of title to mineral properties is a very detailed and time-consuming process. Title to, and the area of, mineral properties may be disputed. Although the Company has investigated its title to the properties, for which it holds exploration licenses or exploration license applications, and the Company is satisfied with its review of the title to the properties, the Company cannot give an assurance that title to the properties will not be challenged or impugned. Mineral properties sometimes contain claims or transfer histories that examiners cannot verify. The Company does not carry title insurance on the properties. A successful claim that the Company does not have title could cause the Company to lose its rights to the properties, perhaps without compensation for its prior expenditures relating to the properties.

Surface Rights

The Company does not own the surface rights to the properties. The Company understands that it is necessary, as a practical matter, to negotiate surface access, and the Company is continuing to do so. However, there is a risk that local communities or affected groups may take actions to delay, impede or otherwise terminate the contemplated activities of the Company. There can be no guarantee that the Company will be able to negotiate a satisfactory agreement with any such existing landowners/occupiers for such access, and therefore it may be unable to carry out significant exploration and development activities. In addition, in circumstances where such access is denied, or no agreement can be reached, the Company may need to rely on the assistance of local officials or the courts in such jurisdiction, which assistance may not be provided or, if provided, may not be effective. If the development of a mine on the properties becomes justifiable it will be necessary to acquire surface rights for mining, plant, tailings and mine waste disposal. There can be no assurance that the Company will be successful in acquiring any such rights.

Management

The success of the Company is largely dependent upon the performance of its management. The loss of the services of these persons may have a material adverse effect on the Company's business and prospects. There is no assurance that the Company can maintain the service of its management or other qualified personnel required to operate its business.

Requirement for Permits and Licenses

The Company has obtained certain licenses and permits from applicable authorities and is pending receipt of approval of certain licenses and permits. Further, the Company will be applying for all necessary licenses and permits under applicable laws and regulations to carry on the exploration activities which it is currently planning in respect of the properties, and the Company believes it will comply in all material respects with the terms of such licenses and permits. However, such licenses and permits are subject to changes in regulations and in various operational circumstances. A substantial number of additional permits and licenses will be required should the Company proceed beyond exploration. There can be no guarantee that the Company will be able to obtain such licenses and permits.

Environmental Risks and other Regulatory Requirements

The current or future operations of the Company, including the exploration activities and commencement of production on the properties, will require permits from various federal and local governmental authorities, and such operations are and will be governed by laws and regulations governing exploration, development, production, taxes, labour standards, occupational health, waste disposal, toxic substances, land use, environmental protection, site safety and other matters. There can be no assurance that all permits which the Company may require for its facilities and conduct of exploration and development operations will be obtainable on reasonable terms or that such laws and regulations would not have a material adverse effect on any exploration and development project which the Company might undertake.

Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed and may include corrective measures requiring capital expenditures, installation of additional equipment or remedial actions.

Parties engaged in exploration and development operations may be required to compensate those suffering loss or damage by reason of the exploration and development activities and may have civil or criminal fines or penalties imposed upon them for violation of applicable laws or regulations. Amendments to current laws, regulations and permits governing the operations and activities of mineral companies, or more stringent enforcement thereof, could have a material adverse impact on the Company and cause increases in capital expenditure or exploration and development costs or reduction in levels of production at producing properties or require abandonment or delays in development of new properties.

Uninsurable Risks

Exploration of mineral properties involves numerous risks, including unexpected or unusual geological conditions, rock bursts, cave-ins, fires, floods, earthquakes and other environmental occurrences, and political and social instability. It is not always possible to obtain insurance against all such risks and the Company may decide not to insure against certain risks as a result of high premiums or other reasons. Should such liabilities arise, they could reduce or eliminate any further profitability and result in increasing costs and a decline in the value of the securities of the Company. The Company does not maintain insurance against environmental risks.

Competition

Significant and increasing competition exists for mineral opportunities in BC. There are a number of large established mineral exploration companies with substantial capabilities and greater financial and technical resources than the Company.

The Company may be unable to acquire additional mineral properties or acquire such properties on terms it considers acceptable. Accordingly, there can be no assurance that the Company's exploration programs will yield any reserves or result in any commercial mineral operations.

Economic Conditions

Unfavorable economic conditions may negatively impact the Company's financial viability as a result of increased financing costs and limited access to capital markets.

Conflicts of Interest

Directors of the Company may, from time to time, serve as directors of, or participate in ventures with other companies involved in natural resource development. As a result, there may be situations that involve a conflict of interest for such directors. Each director will attempt not only to avoid dealing with such other companies in situations where conflicts might arise but will also disclose all such conflicts in accordance with the Business Corporations Act (British Columbia) and will govern themselves in respect thereof to the best of their ability in accordance with the obligations imposed upon them by law.

Litigation

The Company and/or its directors may be subject to a variety of civil or other legal proceedings, with or without merit.

Apart from the above there are no legal proceedings outstanding, threatened or pending as of the date of this MD&A by or against the Company or to which it is party or its business or any of its assets are the subject of, nor to the knowledge of the directors and officers of the Company are any such legal proceedings contemplated which could become material to a purchaser of the Company's securities.

No Cash Dividends

The Company has not declared any cash dividends to date. The Company intends to retain any future earnings to finance its business operations and any future growth. Therefore, the Company does not anticipate declaring any cash dividends in the foreseeable future.

Ore Reserves and Reserve Estimates

The Company's business relies upon the ability to determine whether a given property has commercial quantities of recoverable minerals. No assurance can be given that any discovered mineral reserves and resources will be recovered or that they will be recovered at the rates estimated. Mineral reserve and resource estimates are based on limited sampling and, consequently, are uncertain because the samples may not be representative. Mineral reserve and resource estimates may require revision (either up or down) based on actual production experience.

Fluctuating Mineral Prices

The mining industry is heavily dependent upon the market price of the metals or minerals being mined or explored for. There is no assurance that, even if commercial quantities of mineral resources are discovered, a profitable market will exist for their sale. There can be no assurance that mineral prices will be such that the Company's properties can be mined at a profit. Factors beyond the Company's control may affect the marketability of any minerals discovered. The prices of base and precious metals have experienced volatile and significant price movements over short periods of time and are affected by numerous factors beyond the Company's control. The market price of metals and minerals is volatile and cannot be controlled by the Company. Metal prices have fluctuated widely, particularly in recent years. Factors beyond the control of the Company may affect the marketability of minerals or concentrates produced, including quality issues, impurities, deleterious elements, government regulations, royalties, allowable production and regulations regarding the importing and exporting of minerals, the effect of which cannot be accurately predicted.

Share Price Volatility

The Company has applied to list its common shares on the Exchange. In the event of such listing, external factors outside of the Company's control, such as announcements of quarterly variations in operating results, revenues and costs, and sentiments toward mining sector stocks, may have a significant impact on the market price of the common shares. Global stock markets, including the Exchange, have experienced extreme price and volume fluctuations from time to time. The same applies to companies in the mining sector. There can be no assurance that an active or liquid market will develop or be sustained for the common shares.

Increased Costs of Being Publicly Traded

As the Company will have publicly-traded securities, significant legal, accounting and filing fees will be incurred that are not presently being incurred. Securities legislation and the rules and policies of the Exchange require publicly listed companies to, among other things, adopt corporate governance policies and related practices and to continuously prepare and disclose material information, all of which will significantly increase legal, financial and securities regulatory compliance costs.

Approval

The board of directors of the Company approved the disclosure contained in this MD&A on June 30, 2023. A copy of this MD&A will be provided to anyone who requests it.